Exhibit 10.3

NONQUALIFIED STOCK OPTION INDUCEMENT AGREEMENT

This Nonqualified Stock Option Inducement Agreement (the “Agreement”) is made effective as of January 7, 2019 (the “Grant Date”) by and between Delphi Technologies PLC (the “Company”), and Richard F. Dauch (the “Optionee”).
WHEREAS, as an inducement for the Optionee to accept employment with the Company and its affiliates and to perform services for the Company as its Chief Executive Officer, the Company agreed to grant to the Optionee a nonqualified stock option and this Agreement sets forth the terms and conditions of such nonqualified stock option that is being granted as an inducement to the Optionee;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:
1.Administration/Interpretation of Agreement. This Agreement and the Option evidenced hereby will be administered by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company. Any interpretation of this Agreement by the Committee and any decision made by it with respect to the Option or this Agreement is final and binding on all persons.
2.Grant of Option. Subject to the terms and conditions of this Agreement, on the Grant Date, the Company hereby grants to the Optionee an option (the “Option”) to purchase 1,006,077 ordinary shares of the Company (the “Option Shares”), at an “Exercise Price” of $15.06, subject to any adjustments provided for in this Agreement. The Option shall constitute a nonqualified stock option and is not intended to be an incentive stock option subject to section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
3.Vesting/Exercisability.
(a)    Twenty percent (20%) of the Option Shares subject to the Option shall become vested upon each of the first, second, third, fourth and fifth anniversaries of the Grant Date (each such date a “Vesting Date”), subject to the Optionee’s continued employment with the Company and its affiliates on the applicable Vesting Date.
(b)    No portion of the Option shall vest after the date on which the Optionee’s employment with the Company and its affiliates terminates (the “Employment Termination Date”) and any unvested portion of the Option shall be forfeited effective as of the Employment Termination Date. Notwithstanding the foregoing, in the event that the Optionee’s Employment Termination Date occurs by reason of death, Disability (as defined below), termination by the Company without cause, or termination by the Optionee for Good Reason (as defined below), the Option shall become fully vested upon

730815556 00638439

the Employment Termination Date. For purposes of this Agreement, the term “Disability” means (i) a permanent and total disability that entitles the Optionee to disability income payments under any long-term disability policy provided by the Company under which the Optionee is covered, as such plan or policy is then in effect or (ii) if the Optionee is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in such case, the existence of any Disability will be certified by a physician acceptable to the Company. For purposes of this Agreement, the term “Good Reason” shall have the meaning specified in the Company’s Long-Term Incentive Plan as in effect on the Grant Date (the “Incentive Plan”).
(c)    No portion of the Option may be exercised unless it is vested in accordance with the provisions of this Agreement. No portion of the Option may be exercised after the Expiration Date of the Option (as described in Section 4).
4.Expiration. To the extent vested, the Option may be exercised prior to the Expiration Date. For purposes of this Agreement, the “Expiration Date” shall be the earliest of the following dates:
(a)    the tenth anniversary of the Grant Date;
(b)    if the Optionee’s Termination Date occurs on account of death or Disability, the one year anniversary of the Termination Date;
(c)    if the Optionee’s Termination Date occurs by reason of termination by the Company and its affiliates for Cause (as defined below), the Employment Termination Date; and
(d)    if the Optionee’s Employment Termination Date occurs for any other reason, the three (3) month anniversary of the Employment Termination Date.
For purposes of this Agreement, the term “Cause” shall have the meaning set forth in the Incentive Plan.
5.Manner of Exercise.
(a)    The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by written notice of exercise from the Optionee (or, in the event of his death, his estate or other beneficiary) to the Secretary of the Company at the Company’s principal executive offices, which notice must be received prior to the Option’s Expiration Date. Subject to the following provisions, the full Exercise Price for Option Shares purchased upon the exercise of the Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Company and described below, payment may be made as soon as practicable after the exercise).
(b)    Payment of the Exercise Price for the Option Shares in respect of which the Option is exercised shall be satisfied through the surrender of ordinary shares of the Company (“Shares”) to which the Optionee is otherwise entitled upon exercise of the Option (net withholding) unless the Optionee (or other person entitled to exercise) elects to pay such Exercise Price in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee and valued at fair market value as of the day of exercise, or in any combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.
(c)    The Optionee (or other person entitled to exercise) may also elect to pay the Exercise Price (and any applicable withholding taxes) upon the exercise of an Option by irrevocably authorizing a third party, approved by the Committee, to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
Tax withholding obligations shall also be subject to Section 6 of this Agreement.
6.Withholding. This Option and all payments hereunder are subject to withholding of all applicable taxes. Any withholding obligations relating to this Option shall be satisfied through the surrender of Shares (or other amounts) to which the Optionee is otherwise entitled upon exercise of the Option (net withholding) unless the Optionee elects to satisfy such withholding as described in Section 4. Notwithstanding the foregoing, previously-owned Shares that have been held by the Optionee or Shares to which the Optionee is entitled under the Option may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
7.Adjustments/Change in Control.
(a)    In the event that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Committee shall, subject to the requirements of Section 409A of the Code, adjust equitably (a) the number and type of Shares (or other securities) subject to the Option, (b) the Exercise Price (or, if deemed appropriate, make a cash payment to the Optionee with respect to the Option).
(b)    Except as otherwise provided by the Committee, upon a Change in Control (as defined below), a merger or consolidation involving the Company or any other event with respect to which the Committee deems it appropriate, the Committee may cause the Option to be canceled in consideration of (i) the full acceleration of the Option and either (A) a period of at least ten (10) days prior to such Change in Control, merger, consolidation or other event to exercise the Option or (B) a payment in cash or other consideration to the Optionee in an amount equal to the Intrinsic Value (as defined below) of such Option (which may be equal to but not less than zero), which, if in excess of zero shall be payable upon the effective date of the Change in Control, merger, consolidation or other event, or (ii) a substitute award (which immediately upon grant shall have an Intrinsic Value equal to the Intrinsic Value of such Option and shall include terms and conditions not less favorable to the Optionee than the terms and conditions of the Option). For purposes of the foregoing, (A) the term “Change in Control” shall have the meaning as set forth in the Incentive Plan, and (B) the term “Intrinsic Value” shall mean (I) the excess, if any, of the price per Share or implied price per Share in the Change in Control over the Exercise Price, multiplied by (II) the number of Shares covered by the Option.
8.Data Protection. By receiving the grant of the Option, the Optionee consents to the holding and processing of personal information provided by the Optionee to the Company or any of its affiliates, trustee or third party service provider, for all purposes relating to the operation of the Option and this Agreement. These include, but are not limited to (a) administering and maintaining the Optionee’s records, (b) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators with respect to the Option (or the Shares subject to the Option), (c) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Optionee works, or (d) transferring information about the Optionee to any country or territory that may not provide the same protection for the information as the Optionee’s home country.

9.Prohibition on Repricing. Except as provided in Section 7 or except for reductions in the Exercise Price of the Option approved by the Company’s shareholders, the Exercise Price for the Option may not be decreased after the Grant Date nor may the Option be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price or another equity or equity-based award. Except as approved by the Company’s shareholders in no event shall the Option be surrendered to the Company (or any of its affiliates) in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option is greater than the then current Fair Market Value of a Share.
10.Transferability. The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise) other than by the laws of descent and distribution. The Option shall not be subject to execution, attachment or similar process.
11.No Employment Rights. Nothing in this Agreement shall be considered to confer on the Optionee any right to continue in the employ of the Company or any affiliate or to limit the right of the Company or any affiliate to terminate the Optionee’s employment.
12.No Stockholder Rights. The Optionee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Shares are issued to the Optionee following the exercise of the Option.
13.Governing Law. This Agreement shall be governed in accordance with the laws of the State of Michigan.
14.Successors. This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, heirs, successors and assigns of the parties hereto.
15.Binding Effect. This Agreement shall be binding on the Company and the Optionee and on the Optionee’s heirs, legatees and legal representatives.
16.Amendment. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the Grant Date

DELPHI TECHNOLOGIES PLC

/s/ James D. Harrington
By: James D. Harrington
Its: Senior Vice President &
General Counsel

OPTIONEE

/s/ Richard F. Dauch
Richard F. Dauch